Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 28, 2009
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports First Quarter Results, Increases FY 2009 Guidance
VALLEY FORGE, Pa., January 28 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the first fiscal quarter ended December 31, 2008 of $124.0 million compared to $54.3 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $164.1 million for the first quarter of 2009 compared to $93.1 million for the same period last year. Results for the current quarter include the impact of a $39.9 million gain on the sale of the Partnership’s California propane storage terminal, which was completed in November.
For the three months ended December 31, 2008, retail propane volumes sold were 278.2 million gallons, virtually unchanged from the prior year period. Weather was nearly normal during the quarter and 6.9% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration. The beneficial volume impacts of the colder weather and AmeriGas’s acquisition of Penn Fuel Propane were more than offset by continued customer conservation and declines in motor fuel and certain other commercial segments which resulted from the deepening economic recession.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said “Higher unit margins driven by lower wholesale propane product costs, and colder weather, fueled first quarter results. Looking forward, given our first quarter performance and our assessment of market conditions, we now expect EBITDA excluding the gain on the sale of the terminal to be in the range of $335 million to $345 million for the fiscal year ending September 30, 2009.”
Revenues for the quarter decreased to $727.1 million from $748.2 million in the prior year period, reflecting lower average selling prices due to a decline in product costs. Total margin increased $39.7 million mainly due to the beneficial impact of higher retail unit margins resulting from a sharp decline in product costs during the quarter. Operating and administrative expenses increased to $160.0 million from $152.9 million in the prior year quarter due to higher bad debt and general insurance expenses and incremental expenses from the Penn Fuel Propane acquisition. Operating income increased to $144.8 million from $74.0 million in the fiscal 2008 quarter, primarily reflecting the higher EBITDA.
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AmeriGas Partners Reports First Quarter Results, Increases FY 2009 Guidance	Page 2
Separately, AmeriGas announced that for the three-year period ended December 31, 2008, the compound annual total return on Partnership units exceeded that of a substantial majority of the partnerships in its peer group of publicly-traded master limited partnerships. As a result, employees who received performance-contingent unit awards in early 2006 in accordance with AmeriGas’s long-term compensation plan will receive a payout under the plan in Partnership units and will be deemed to have sold a portion of the units to AmeriGas Partners for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from nearly 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L. P. will host its first quarter FY 2009 earnings conference call on Wednesday, January 28, 2009, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website: www.amerigas.com by clicking on Investor Relations. A telephonic replay will be available from 7:00 PM ET on Wednesday, January 28 through midnight Friday, January 30. The replay may be accessed at 1-888-203-1112, passcode 8177747 and International access 1-719-457-0820, passcode 8177747.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
Estimated fiscal 2009 EBITDA excluding the $39.9 million gain on the sale of the California terminal is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2009 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2009. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income per limited partner unit.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-03	###	1/28/09

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Propane	$678,628	$699,669	$2,603,631	$2,225,825
Other	48,436	48,499	190,454	183,127

	727,064	748,168	2,794,085	2,408,952

Costs and expenses:
Cost of sales — propane	428,469	487,865	1,777,521	1,481,941
Cost of sales — other	17,069	18,482	69,983	72,896
Operating and administrative expenses	159,985	152,884	617,566	576,958
Depreciation	19,420	18,657	76,442	72,607
Amortization	1,323	1,167	4,879	4,264
Gain on sales of liquefied petroleum gas storage facilities	(39,887)	—	(39,887)	(46,117)
Other income, net	(4,081)	(4,845)	(18,091)	(18,025)

	582,298	674,210	2,488,413	2,144,524

Operating income	144,766	73,958	305,672	264,428
Interest expense	(18,725)	(18,230)	(73,381)	(71,744)

Income before income taxes and minority interest	126,041	55,728	232,291	192,684
Income tax expense	(637)	(693)	(1,616)	(628)
Minority interests	(1,441)	(730)	(2,998)	(2,607)

Net income	$123,963	$54,305	$227,677	$189,449

General partner’s interest in net income	$1,545	$587	$3,236	$5,630

Limited partners’ interest in net income	$122,418	$53,718	$224,441	$183,819

Income per limited partner unit (a)

Basic	$1.50	$0.87	$3.63	$3.13

Diluted	$1.50	$0.87	$3.63	$3.13

Average limited partner units outstanding:
Basic	57,014	56,993	57,014	56,875

Diluted	57,062	57,036	57,055	56,911

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	278.2	279.1	992.3	1,002.9
EBITDA (b)	$164,068	$93,052	$383,995	$338,692
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$8,646	$7,312	$30,398	$27,173
Growth capital expenditures	$10,493	$10,871	$33,314	$43,238

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the three and twelve months ended December 31, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.65 and $0.31, respectively. Theoretical distributions of net income in accordance with EITF 03-6 for the three and twelve months ended December 31, 2007 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.07 and $0.10, respectively.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.
(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment.
The following table includes reconciliations of net income to EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$123,963	$54,305	$227,677	$189,449
Income tax expense	637	693	1,616	628
Interest expense	18,725	18,230	73,381	71,744
Depreciation	19,420	18,657	76,442	72,607
Amortization	1,323	1,167	4,879	4,264

EBITDA	$164,068	$93,052	$383,995	$338,692

The following table includes a reconciliation of forecasted net income to forecasted EBITDA excluding gain on sale of terminal for the fiscal year ending September 30, 2009:

Forecast
Fiscal
Year
Ending
September 30,
2009
Net income (estimate)	$224,000
Interest expense (estimate)	72,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	77,000
Amortization (estimate)	5,000
San Pedro gain	(40,000)

EBITDA excluding gain on sale of terminal (estimate)	$340,000

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